Royal Bank of Canada
90 Sparks Street
Ottaw, Ontario
KlP 5T6



May 30, 1995


Private & Confidential





Gandalf Technologies Inc.
130 Colonnade Road South
Nepean, Ontario
K2E 7M4


Attention:	Mr. Walter MacDonald
			Vice-President, Finance


Dear Sir:


Royal Bank of Canada (the "Bank") is pleased to offer
Gandalf Technologies Inc. (the "Borrower") the following credit facilities (the "Credit Facility"), which, upon your acceptance shall supersede and cancel the credit facilities provided to the Borrower in our letter agreement of November 8, 1994. The Credit Facility shall be governed by the following terms and conditions:

1.	Definitions:
 The definitions attached hereto in Schedule "A" are incorporated in this agreement by reference as if set out in full herein and unless otherwise provided, all accounting terms herein shall be interpreted in accordance with GAAP.

 2.	Credit Facility:
 The Credit Facility is available in the following segments as follows:

 (1)	Letters of Credit in Canadian or US
 	Dollars 	("L/C's").
 (2)	Foreign exchange forward contracts ("FEF
 	Contracts").

 	(a)	Royal Bank US Base Rate based loans
 		in US Dollars ("RBUSBR Loans"),
 	(b)	Royal Bank Prime based loans in
 		Canadian Dollars ("RBP 	Loans"),
 	(c)	Libor based loans in US Dollars
 		("Libor Loans"),
 	(d)	Banker's Acceptances in Canadian
 		Dollars ("B/As"), and
 	(e)	Letters of Credit in Canadian or US
 		Dollars ("L/Cs").

 	Each use of the Credit Facility by way of any of the foregoing methods is referred to as a "Borrowing".
The face amount of each Borrowing outstanding shall be used to determine the amount of Borrowings outstanding under the Credit Facility at any time with the exception that the amount of Borrowings ascribed to FEF Contracts shall be determined by the Bank, in its sole discretion, from time to time and advised to the Borrower upon request.

 3.	Amount(s):
 (1)	$1,350,000 or the Equivalent Amount in US
 	Dollars.
 (2)	$6,750,000 or the Equivalent Amount in US
 	Dollars.
 (3)	The lesser of:
 	US $4,500,000 or the Equivalent Amount in
 	Canadian Dollars, the Margin Requirement.

 4.	Purpose:
 	The Borrower shall use the Credit Facility for the purpose of accommodating:

(a) 	L/C requirements.
(b) 	Foreign exchange hedging activities.
(c) 	General operating requirements.

 5.	Availability:
 	Borrowings under the Credit Facility are available on any Business Day through the Branch of Account.

 	During the term of the Credit Facility, the Borrower may borrow, repay and reborrow hereunder at any time, unless otherwise provided.

 	FEF Contracts may not have maturities exceeding one year.

 	After the Maturity Date, the Credit Facility shall convert to a demand facility, the Bank may cancel any undrawn portion of the Amount at any time and all Borrowings outstanding shall be due and payable on demand by the Bank.

 6.	Interest Rates and Fees:
 (1)	L/C fees to be quoted by the Bank at time of issue
 	of each L/C.
 	(a)	Royal Bank Prime ("RBP") plus 1/2%.
 	(b)	Royal Bank US Base Rate ("RBUSBR") plus 1/2%.
 	(c)	Libor ("Libor") plus 1 1/4%.
 	(d)	Royal Bank Prime Acceptance Fees ("RBPAF")
 		plus 1/2%.
 	(e)	L/C fees to be quoted by the Bank at time of
		issue of each L/C.

 7.	Calculation and Payment of Interest and Fees:

 (a)	RBP and RBUSBR Loans:
 	The Borrower shall pay interest on each RBP Loan in
Canadian Dollars and interest on each RBUSBR Loan in US
Dollars monthly in arrears on the first Business Day
following the 24th of each month.  Such interest will
accrue and be computed daily on the daily closing
balance on the basis of a year of 365 days.  Any change
in RBP or RBUSBR shall be effective as of the opening of
business on the day such change takes place.
 (b)	Libor Loans:
 	The Borrower shall pay interest on each Libor Loan
in US Dollars in arrears on each Libor Interest Date.
Such interest will accrue and be computed daily on the
basis of a year of 360 days.
 (c)	B/As:
 	The Borrower shall pay acceptance fees in Canadian
Dollars at the rates provided for above in advance on
the date of issue of each B/A.  Acceptance fees shall be
calculated on the face amount of the B/A issued and
based upon the number of days in the term thereof and a
year of 365 days.
 (d)	L/C Fees:
 	The Borrower shall pay an L/C fee on the date of issuance of such L/C in the currency in which such L/C is issued. Such fee shall be calculated on the face amount of the L/C issued and based on the number of days in the term thereof and a year of 365 days.

 (e)	Operation of Account Fee:
 	The Borrower shall pay fees of $100 and US$100
payable monthly in arrears on the first day of each
month to compensate the Bank for the expense of
revolving the Borrower's accounts.
 (f)	Standby Fee:
 	A standby fee equal to 3/16 of 1% per annum
calculated on the unused  portion of Segment 3 is
payable monthly in arrears within the first five
business days of each month.
 (g)	Monitoring Fee:
 	The Borrower shall pay a fee of $250. monthly in
arrears on the first day of each month to compensate the
Bank for the cost of monitoring, reviewing and analyzing
financial reports of the Borrower and its Material
Subsidiaries.
 (h)	Interest Act (Canada):
 	The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 or, in the case of Libor Loans, 360.

 8.	Time and Place of Payment:
 	Payments of principal, interest, fees and all other amounts payable by the Borrower pursuant to this Agreement shall be paid at the Branch of Account in immediately available funds in Canadian Dollars except as otherwise herein provided. Each payment under this Agreement shall be made for value on the day such payment is due, provided that if any such day is not a Business Day such payment shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day and all interest and other fees shall continue to accrue until payment. Interest and fees payable under this Agreement are payable both before and after any or all of default, demand and judgment.

 9.	Withholding Taxes:
 	All payments required under this Credit Facility shall be made free and clear of and without any withholding on account of any taxes or other charges of any nature or kind whatsoever. If any such taxes or charges are required to be withheld from any payment made hereunder, the Borrower shall pay an additional amount such that the net amount received by the Bank shall be equal to the amount which would have been received if no such withholding were required to be made.

 10.	Exchange Rate Fluctuations:
 	If, in the sole determination of the Bank, due to exchange rate fluctuations or for any other reason, the value of Borrowings outstanding under the Credit
Facility, when converted to Canadian Dollars, exceeds the Amount as of the 25th day of any month, the Borrower shall either repay or otherwise retire the outstanding
Borrowings to the extent of the amount of such excess, or shall secure the amount of such excess in a manner which is satisfactory to the Bank.

 11.	Repayment:
 	Borrowings are repayable on the later of the Maturity Date or the date of any demand by the Bank, provided that on or prior to the Maturity Date the Bank may demand repayment pursuant to Section 24 hereof, and in such event, Borrowings shall be payable upon such demand.

 	After the Maturity Date, all Borrowings made hereunder shall be due and payable on demand by the Bank.

 	Upon any demand by the Bank hereunder, the Borrower shall pay all amounts outstanding hereunder including, without limitation, an amount equal to the aggregate of the face amounts of all B/As and L/Cs and the amount advised by the Bank, pursuant to Section 2 hereof, with respect to FEF Contracts which are unmatured or unexpired, which amount shall be held by the Bank as collateral security for the Borrower's obligations to the Bank with respect thereto. With respect to such unmatured or unexpired B/As and L/Cs and FEF Contracts, the Borrower will have the further obligation to execute such security documents as the Bank may reasonably require.

 12.	Conversion:
 	The Borrower may convert a Borrowing into another basis of Borrowing provided that no Event of Default has occurred and is continuing and that the conditions for borrowing by way of such instruments are fulfilled.
Libor Loans may only be converted on the last day of the relevant Libor Interest Period, B/As may only be converted on their respective maturity dates and L/Cs may only be converted on their expiry dates or such earlier date as agreed by the Borrower, Bank and the beneficiary thereof.

 13.	Prepayment:
 	Libor Loans may only be prepaid on the last day of the relevant Libor Interest Period and B/As may only be prepaid on their respective maturity dates.

 14.	Evidence of Indebtedness:
 	The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts owing to the Bank.

 	The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank.

 	The Borrower authorizes and directs the Bank to automatically debit any bank account of the Borrower for all amounts payable by the Borrower to the Bank including, without limitation, the repayment of all amounts due under this Agreement and all charges for the keeping of such bank account.

 	This provision shall be interpreted as a separate contract between the parties, independent of all other terms of this Agreement and shall remain in full force and effect notwithstanding that this Agreement shall have otherwise ceased to have any force or effect.

 15.	Operating Account:
 	Pursuant to a central banking offset agreement dated on or about April 1, 1993 between the Borrower, Gandalf Canada Ltd. ("GCL") and the Bank, the Bank shall establish an account in each of Canadian Dollars and US
Dollars (each a "Group Account"). If the balance in a Group Account:

 (a)	is a credit, the Bank may apply at any time in its
discretion, the amount of such credit or any part
thereof, rounded to the nearest $100,000, or US$100,000,
as applicable as a repayment of Borrowings outstanding
under Segment 3 hereunder, or
 (b)	is a debit, the Bank shall, provided that
Borrowings under Segment 3 hereunder are available, make available a Borrowing by way of an RBP or RBUSBR Loan in an amount, rounded to the nearest $100,000 or US$100,000, as applicable, as required to place the affected Group Account at not less the balance set out in this paragraph.

 	In either instance, a minimum net credit balance of $100,000 or US$100,000, as applicable as adjusted from time to time will be maintained in each Group Account.

 16.	Libor Loan Conditions:
 	The Borrower may borrow by way of Libor Loan subject to the following conditions:

 (a)	Libor Loans shall be made in minimum amounts of
US$1,000,000, as applicable or larger whole multiples of
US $100,000, as applicable;
 (b)	the Borrower may select the Libor Interest Period
applicable to any Libor Loan and shall notify the Bank
of such Libor Interest Period when giving notice
pursuant to Schedule "B";
 (c)	if the Borrower fails to select and to notify the
Bank of the Libor Interest Period applicable to any
Libor Loan, the Borrower shall be deemed to have
selected a 3 month Libor Interest Period;
 (d)	the Borrower shall indemnify the Bank against any
loss, cost or expense (including without limitation, any
loss incurred by the Bank in liquidating or redeploying deposits acquired to fund or maintain any Libor Loan) incurred by the Bank as a result of:
 	(i)	repayments, prepayments, conversions or
rollovers of a Libor Loan other than on the last day of
the Libor Interest Period applicable to such Libor Loan,
or
 	(ii)	failure to draw down a Libor Loan on the
requested date;
 (e)	if the Bank determines, which determination is
final, conclusive and binding upon the Borrower, that:
 	(i)	adequate and fair means do not exist for
ascertaining the rate of interest on a Libor Loan,
 	(ii)	the making or the continuance of a Libor Loan
has become impracticable by reason of circumstances
which materially and adversely affect the London
interbank market,
 	(iii)  deposits in US Dollars, as applicable, are
not available to the Bank in the London interbank market
in sufficient amounts in the ordinary course of business
for the applicable Libor Interest Period to make or
 maintain a Libor Loan during such Libor Interest Period,
or
 	(iv)	the cost to the Bank of making or maintaining
a Libor Loan does not accurately reflect the effective cost to the Bank thereof and if the costs to the Bank are increased or the income receivable by the Bank is reduced in respect of a Libor Loan,

 	then the Bank shall promptly notify the Borrower of such determination and the Borrower shall, prior to the next Interest Determination Date, notify the Bank as to the basis of Borrowing it has selected in substitution for such Libor Loan. If the Borrower has not so notified the Bank, such Libor Loan will automatically be converted into an RBUSBR Loan on the expiry of the then current Libor Interest Period.

 17.	B/A Conditions:
 	The Borrower may borrow by way of B/A subject to the following conditions:

 (a)	B/As shall be issued and mature on a Business Day
and shall be issued in minimum face amounts of $100,000
for terms of not less than 30 and not more than 365 days
with each issue being for an aggregate face amount of
$500,000 or such larger amount as is a whole multiple of
$100,000;
 (b)	the Bank may, in its sole discretion, refuse to
accept the Borrower's drafts or limit the amount of any
B/A issued at any time;
 (c)	the Borrower shall, by no later than 12:00 (noon)
on the day on which a B/A becomes payable, pay to the
Bank at the Branch of Account an amount equal to the
face amount of such B/A;
 (d)	if any maturing B/A is paid by the Bank with its
own funds, then as of the date of such payment, the B/A
will be deemed to be converted into an RBP Loan
hereunder in the face amount of such B/A;
 (e)	in the event that there is any inconsistency at any
time between the terms of this Agreement and the terms of the B/A Undertaking, the terms hereof shall govern.

 18.	L/C Conditions:
 	The Borrower may borrow by way of L/C subject to the following conditions:

 (a)	the Bank may, in its sole discretion, refuse to
issue L/Cs at any time;

 (b)	each L/C shall expire on a Business Day and shall
have a term of not more than 365 days;
 (c)	prior to the issue of an L/C, the Borrower shall
execute a duly authorized application with respect
thereto in form and substance satisfactory to the Bank,
and each L/C shall be governed by the terms and
conditions of the relevant application for such
instrument;
 (d)	the Borrower shall, by no later than 12:00 (noon)
on any day on which a drawing is made under an L/C, pay
to the Bank at the Branch of Account an amount equal to
the face amount of such drawing, and if the Borrower
fails to make such payment, the face amount of such
drawing shall be converted, at the option of the Bank
into a loan with interest at either RBP or RBUSBR;
 (e)	an L/C can only be revoked prior to its expiry date
with consent of the Borrower, Bank and the beneficiary
thereof;
 (f)	in the event that there is any inconsistency at any
time between the terms of this Agreement and the terms of the application for L/C, the terms thereof shall govern.

 19.	Increased Costs:
 	If, in the reasonable opinion of the Bank, the Bank
is now or hereafter becomes subject to, or there is a
change in:
 (a)	any reserve, special deposit, deposit insurance, or
similar requirement against assets of, or deposits in or
for the account of, or credit extended by, or any
acquisition of funds by, the Bank;
 (b)	any reserve, special deposit, or similar
requirement with respect to all or any of the Borrowings
or the undrawn portion of all or any part of the Credit
Facility;
 (c)	taxation of, or the basis of, taxation of any
payments due to the Bank hereunder (except for taxes on
the overall net income of the Bank) or taxation on
reserves or deemed reserves with respect to all or any
part of the Credit Facility;
 (d)	any requirement relating to capital adequacy, or
 (e)	any other condition imposed by Applicable Law or
any interpretation of Applicable Law by an entity charged with the administration thereof or any other condition with which financial institutions operating in Canada are accustomed to comply or have generally complied, whether or not having the force of law,

 	and the result of any of the foregoing, in the sole determination of the Bank, is to increase the cost to, or to reduce any amount received or receivable by, the Bank hereunder, or to reduce the Bank's effective return hereunder to a level below that which the Bank could have otherwise achieved (using any reasonable averaging and attribution method), the Bank shall determine that amount of money which shall compensate it for such increase in cost or reduction in income or reduction in rate of return on the Bank's capital, and the Borrower shall pay to the Bank upon demand such amount in respect of such increased cost or reduction as the Bank may determine to be required to compensate the Bank. The
Bank's determination of such increased cost or reduction shall be conclusive absent manifest error.

 20.	Illegality:
 	If the introduction of or any change in Applicable
Law makes it unlawful, or prohibited for the Bank, in its sole opinion, to perform its obligations under this Agreement, the Bank may, by written notice to the Borrower, terminate its obligations under this Agreement, and the Borrower shall prepay the Borrowings immediately or at the end of such period as the Bank may agree, together with all interest and fees which have accrued to the date of payment.

 21.	Conditions Precedent to Disbursement:

 (a)	The obligation of the Bank to make available any
Borrowing is subject to and conditional upon the receipt in form and substance satisfactory to the Bank, of:

 (i)	a duly executed copy of this Agreement;
 (ii)	the following documents (the "Security Documents"):
 	(a)	a general security agreement (the "GSA") on
the Bank's standard form signed by the Borrower and
representing a first charge on all assets of the
Borrower other than real estate and purchase money
security interests ("PMSIs"),save for PMSIs over the
Borrower's inventory;
 	(b)	a general assignment of debts on the Bank's
standard form signed by the Borrower;
 	(c)	assignment by the Borrower of all of its
shares in Gandalf Systems Corporation ("GSC"), Gandalf
Digital Communications Ltd. ("GDCL") and GCL;
 	(d)	assignment by the Borrower of all patents,
trademarks and licenses;

 	(e)	a general assignment of leases signed by the
Borrower covering 130 Colonnade Rd. S. and 40 Concourse
Gate, both in Nepean, Ontario;
 	(f)	a general security agreement on the Bank's
standard form signed by GSC and representing a first
charge on all assets of GSC other than real estate;
 	(g)	a guarantee & postponement of claim on the
Bank's standard form in the principal amount of not less
than US $4,500,000 plus interest and fees, signed by
GSC;
 	(h)	assignment by GSC of all patents, trademarks,
copyrights and licenses;
 	(i)	a guarantee & postponement of claim on the
Bank's standard form in the principal amount of
$3,000,000 plus interest and fees signed by GCL;
 	(j)	a guarantee & postponement of claim on the
Bank's standard form in the principal amount of not less
than US $4,500,000 plus interest and fees signed by GCL;
 	(k)	a general security agreement on the Bank's
standard form signed by GCL and representing a second
charge on all assets of GCL other than real estate and
PMSIs over GCL's inventory;
 	(l)	a general assignment of debts on the Bank's
standard form signed by GCL;
 	(m)	a general hypothecation signed by the Borrower
with respect to any Liquid Collateral Security;
 	(n)	assignment of insurance policies covering
inventory of GSC;
 	all of which shall have been duly registered in all appropriate jurisdictions in order to perfect and maintain the security created by the Security Documents;
 	(i)	a duly executed B/A Undertaking; and
 	(ii)	a review of all documentation by legal counsel
 		to the Bank; and
 	(iii)such other documents as the Bank may reasonably request.

 22.	Representations and Warranties of the Borrower:
 	The Borrower represents and warrants to the Bank, which representations and warranties are repeated as of the time of each Borrowing and as of the time at which each payment of interest or fees is due hereunder, that:

 (a)	the Borrower is a corporation validly incorporated
and existing under the laws of Ontario and are duly
registered or qualified to carry on business in all
jurisdictions where the nature of its properties, assets
or business makes such registration or qualification
necessary or desirable;
 (b)	the execution and delivery of this Agreement and
the Security Documents have been duly authorized by all
necessary actions and do not (i) violate any law,
regulation or rule by which the Borrower is bound, (ii)
violate any provision of its constating documents, by-
laws or any unanimous shareholders' agreement to which
it is subject, (iii) result in a breach of, or a default
under, any agreement or instrument to which either it is
a party or by which it or any of its properties or
assets may be bound or affected, or (iv) result in the
creation of any encumbrance on any of its properties or
assets, except as contemplated herein;
 (c)	its most recent audited, consolidated financial
statements are correct and complete in all material
respects;
 (d)	no Event of Default has occurred and no event has
occurred which constitutes, or which with giving of
notice, lapse of time or the occurrence of any other
condition would constitute a default having a material
adverse effect on its financial condition under or in
respect of any agreement, undertaking or instrument to
which the Borrower or any of its properties or assets
may be subject;
 (e)it is in compliance with all Applicable Laws,
including, without limitation, those dealing with the
environment;
 (f)	the Borrower has filed all material income tax
returns which were required to be filed, paid or made
provision for payment of all material taxes (including
interest and penalties) which are due and payable, and
provided adequate reserves for payment of any tax, the
payment of which is being contested;
 (g)	no consent, approval, order, authorization,
licence, exemption or designation of or by any governmental body or person is required in connection with the execution, delivery and performance of this Agreement or the Security Documents or the transactions contemplated hereby on behalf of the Borrower and no registration, qualification, designation, declaration or filing with any governmental body is necessary to enable or empower either of them to perform their respective obligations under this Agreement, except such as have been made or obtained, which are in full force and effect.

 	The representations and warranties made in this Section shall continue in effect until payment and performance of all debts, liabilities and obligations under this Agreement.

 23.	Covenants:
 	Without affecting or limiting in any way the right of the Bank to terminate its commitment and demand all Borrowings under the Credit Facility after the Maturity
Date, the Borrower covenants and agrees with the Bank, while this Agreement is in effect or any Borrowings are outstanding:

 (a)	to maintain as at the end of any fiscal quarter
Tangible Net Worth on a consolidated basis of not less
than US $40,000,000;
 (b)	not to permit its Current Ratio on a consolidated
basis to be less than 1.60:1 as at the end of any fiscal
quarter;
 (c)	not to permit its Total Liabilities to Tangible Net
Worth Ratio on a consolidated basis to exceed .90:1 as
at the end of any fiscal quarter;
 (d)	to provide the Bank with the following:

 (i)	an aged list of accounts receivable owned by GSC
within 15 Business Days of the end of each month,
accompanied by a certificate of the Borrower and GSC;
 (ii)	quarterly consolidated and non-consolidated
unaudited financial statements within 45 days of the end
of each fiscal quarter, accompanied by a certificate in
the form of Schedule "C" hereto;
 (iii)	quarterly consolidated analysis of bookings,
billings and backlog within 45 days of the end of each
fiscal quarter;
 (iv)	annual consolidated audited financial statements of
each of the Borrower and GSC within 90 days of each
fiscal year end;
 (v)	details of securities pledged as Liquid Collateral
Security determined in accordance with Schedule D,

 	each of the above financial statements to be accompanied by a certificate in form satisfactory to the Bank.

 (e)	to give the Bank prompt notice upon acquiring
knowledge of any Event of Default or any event which,
with notice or lapse of time or both, would constitute
an Event of Default;
 (f)	not to do anything to affect the ranking of this
debt;
 (g)	to maintain its corporate existence as a validly
existing corporate entity;
 (h)	to provide the Bank with access to its business and
records as may be requested from time to time including, without limitation, its annual financial forecasts and plans;

 (i)	to insure and to keep insured with insurers
acceptable to the Bank all properties customarily
insured by companies carrying on similar business in
similar locations against all risks, including but not
limited to business interruption, with loss payable to
the Bank as loss payee or mortgagee, as the case may be;
 (j)	to file all income tax returns which are to be
filed from time to time, to pay or make provision for
payment of all taxes (including interest and penalties)
and Potential Preferred Claims which are or will become
due and payable and to provide adequate reserves for the
payment of any tax, the payment of which is being
contested;
 (k)	to comply with all Applicable Laws including,
without limitation, those dealing with the environment
and to hold the Bank harmless for any costs or expenses
which it incurs for any environment-related liabilities
which exist now or in the future with respect to the
Borrower's property;
 (l)	not to grant, create, assume or suffer to exist any
mortgage, charge, lien, pledge, security interest or
other encumbrance affecting any of its properties,
assets or other rights, without the prior written
consent of the Bank;
 (m)	during any fiscal year of the Borrower, not to
sell, transfer, convey, lease, assign or otherwise
dispose of any part of its undertaking, property, assets
or rights with an aggregate value exceeding C$5,000,000,
other than inventory in the ordinary course of business
and on commercially reasonable terms, without the prior
written consent of the Bank;
 (n)	not to change its name or merge, amalgamate,
consolidate or otherwise enter into any other form of
business combination with any other person without the
prior written consent of the Bank, such consent not to
be unreasonably withheld;
 (o)	not to make any capital expenditures in any fiscal
year of the Guarantor except those as may be set out in
the Guarantor's operating budgets as provided to the
Bank from time to time, plus an allowance of 20%,
without the Bank's prior written consent;
 (p)	not to directly or indirectly, guarantee or
otherwise provide for on a direct or indirect contingent
basis, the payment of any monies or performance of any
obligations by any third party, other than wholly owned
Subsidiaries, for an amount in excess of C$5,000,000 in
the aggregate, except as may be consented to in writing
by the Bank from time to time;
 (q)	To refrain from making any principal repayments on
the Convertible Subordinated Debenture;
 (r)	to make best efforts to arrange an operating
facility for GSC with a US lender, in replacement of Segment 3 hereunder;

 (s)	to refrain from making investments in, or acquiring
the shares of, any third party exceeding US $3,000,000 in aggregate in any fiscal year without the prior written consent of the Bank such consent not to be unreasonably held. This provision does not extend to existing Affiliates.

 24.	Events of Default:
 	During the Term Period if any one or more of the following events has occurred and is continuing:

 (a)	the non-payment when due of principal, interest,
fees or any other amounts due under this Agreement;
 (b)	the breach by the Borrower or its Affiliates of any
provision of this Agreement or any other agreement with
the Bank or any of the Bank's Subsidiaries;
 (c)	the default by the Borrower or its Affiliates under
any obligation to repay borrowed money in excess of
$1,000,000, other than amounts due under this Agreement,
or in the performance or observance of any agreement or
condition in respect of such borrowed money where, as a
result of such default, the maturity of such obligation
is accelerated;
 (d)	if any representation or warranty made or deemed to
have been made herein shall be false or inaccurate in
any materially adverse respect;
 (e)	if in the opinion of the Bank there is a material
adverse change in the financial condition, ownership or
operation of the Borrower or any of its Material
Subsidiaries;
 (f)	if proceedings for the bankruptcy, receivership,
dissolution, liquidation,  winding-up, reorganization or
readjustment of debt of the Borrower or its Affiliates
or for the suspension of the operations of the Borrower
or its Affiliates are commenced, unless such proceedings
are being actively and diligently contested in good
faith;
 (g)	if the Borrower or any of its Affiliates is
insolvent, or is adjudged or declared bankrupt or insolvent, or makes an assignment for the benefit of its creditors, or petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any substantial part of its property, or commences any proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution, liquidation or other similar proceeding under Applicable
Law, or by any act or failure to act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or any substantial part of its property, or suffers the appointment of any receiver or trustee;

 (h)	if the Borrower should incur a loss exceeding US
$5,000,000 in any fiscal quarter,

 	then in such event the ability of the Borrower to make further Borrowings under the Credit Facility shall immediately terminate and the Bank may, by written notice to the Borrower, declare the Borrowings outstanding hereunder to be immediately due and payable.

 	After the Maturity Date, nothing in this Agreement shall be construed to affect or limit in any way the right of the Bank to terminate its commitment and demand all Borrowings under the Credit Facility.

 25.	Expenses:
 	The Borrower shall pay the reasonable fees
(including, without limitation, all documentation fees charged by the Bank for use of its internal legal counsel) and expenses incurred by the Bank in connection with the preparation, negotiation, documentation and operation of the Credit Facility and the Security
Documents, including the enforcement of the Bank's rights under the Credit Facility whether or not any amounts are advanced hereunder.

 26.	Indemnity:
 	The Borrower shall indemnify the Bank from and against all losses, damages, expenses and liabilities
(including legal fees on a solicitor and client basis) which the Bank sustains or incurs as a consequence of any breach by the Borrower under any of the provisions of this Agreement or of any document or instrument delivered in connection hereunder.

 27.	Limit on Rate of Interest:
 	The Borrower shall not be obliged to pay any interest under or in connection with this Agreement to the extent such interest exceeds the effective annual rate of interest on the credit advanced hereunder that would be lawfully permitted under the Criminal Code.
For purposes of this section, "interest" and "credit advanced" have the meanings ascribed to such terms in the Criminal Code, and the "effective annual rate of interest" shall be calculated in accordance with generally accepted actuarial practices and principles.

 28.	Judgment Currency:
 	If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due hereunder in any currency other than the

 Judgment Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose "rate of exchange" means the rate at which the Bank will, on the relevant date, sell such currency in Toronto, Ontario against the Judgment Currency.

 	In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency. Any additional amount due from the Borrower under this Section will be due as a separate debt and shall not be affect by judgment being obtained for any other sums due under or in respect of this Agreement.

 29.	Notices:
 	Any notice or demand hereunder shall be given in writing by telecopier or letter, in each case addressed to an officer of the receiving party. A telecopier communication shall be deemed received on the date of transmission provided such transmission is received prior to 5:00 p.m. on a day on which the receiving party's office is open for normal business, and otherwise on the next such day. A letter shall be deemed received when hand-delivered to the receiving party, at the address shown herein or at such other address as the receiving party may notify the other from time to time. Each party shall be bound by any notice given hereunder and entitled to act in accordance therewith, unless otherwise agreed. The addresses of the parties for the purpose hereof shall be:

 	as to the Borrower:
 	Gandalf Technologies Inc.
 	130 Colonnade Road South
 	Nepean, Ontario K2E 7M4
 	Attention: Vice-President, Finance
 	Telecopier: (613) 727-0617

 	as to the Bank:
 	Royal Bank of Canada
 	90 Sparks Street
 	Ottawa, Ontario K1P 5T6

 	Attention: Senior Manager, Advanced Technology
 	Telecopier: (613) 564-4527

 	or such other address for delivery as each party from time to time may notify the other as aforesaid.

 30.	Assignment:
 	This Agreement shall be binding upon and enure to the benefit of the Bank and the Borrower and their respective successors and permitted assigns. The
Borrower cannot assign or transfer all or any of its rights and obligations hereunder without the prior written consent of the Bank.

 31.	Set-Off:
 	The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance
(whether or not then due) to which the Borrower is then beneficially entitled on any account (in any currency) at any branch or office of the Bank in or towards satisfaction of the obligations and liabilities of the Borrower due to the Bank under this Agreement. For that purpose, the Bank is authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

 32.	Waivers and Amendments:
 	No failure to exercise and no delay in exercising on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.
 No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement will in any event be effective unless it is in writing signed by the Borrower and the Bank, and then the amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given by the Bank.

 33.	Counterparts:
 	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument, and any party may execute this Agreement by signing any counterpart of it.

 34.	Further Assurances:
 	The Borrower shall from time to time promptly upon the request of the Bank take such action and execute and deliver such further documents, as shall be reasonably required in order to fully perform the terms of, and to carry out the intention of, this Agreement.

 35.	Severability:
 	If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate, affect or impair any of the remaining provisions hereof or invalidate or render unenforceable the provision concerned in any other jurisdiction.

 36.	Governing Law and Submission to Jurisdiction:
 	This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

 37.	Periodic Review:
 	The Credit Facility is subject to an annual review by the Bank on or before the Maturity Date. The Bank may, in its sole discretion, terminate the Credit
Facility following such annual review without limiting or affecting the Bank's rights pursuant to Section 24 hereof.

 38.	Whole Agreement:
 	This Agreement and any agreements delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Credit Facility, and cancel and supersede any prior written or verbal agreements including undertakings, declarations or representations made with respect thereto.

 39.	Effective Date:
 	Except as otherwise provided in this Agreement, the date on which this Agreement becomes effective is the date the offer is accepted by the Borrower.

40.	Expiry Date:
	This offer is open for acceptance until close of business at the Branch of Account on June 15, 1995 unless extended in writing by the Bank.

Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned.



Yours truly,




S/L.J. BLATTMAN






We acknowledge and accept the terms and conditions of this Agreement on the 30th day of May, 1995.

		THE BORROWER:

		GANDALF TECHNOLOGIES INC.

By:			S/W. MACDONALD

Name/Title:	V.P. FINANCE AND CFO

By:			S/M. RENNIE

Name/Title:	DIRECTOR OF FINANCE

	SCHEDULE "A"



Schedule "A" to the Agreement dated as of the 30th day of May, 1995 between Gandalf Technologies Inc. as
Borrower and Royal Bank of Canada as the Bank.


	DEFINITIONS:


"Affiliate" of a person means any person which directly or indirectly, controls or is controlled by or is under common control with such first mentioned person, and for the purposes of this definition, "control" (including with correlative meanings the terms "controlled by" and "under common control with") means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or by contract or otherwise, and without restricting the above, one corporate body shall be deemed to be affiliated with another corporate body if one of them is the Subsidiary of the other or both are Subsidiaries of the same corporate body;

"Agreement" means collectively this agreement and all schedules attached hereto;

"Applicable Law" means, in respect of any person, property, transaction or event, all present or future applicable laws, statutes, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, guidelines, orders and policies of any governmental body having jurisdiction;

"B/A Undertaking" means the Bank's standard form of undertaking in respect of bankers acceptances issued by borrowers and accepted by the Bank;

"Branch of Account" means the Bank's branch at 90 Sparks
Street, Ottawa, Ontario;

"Business Day" means a day, excluding Saturday, Sunday, and any other day which shall be in the City of Toronto, Ontario a legal holiday or a day on which banking institutions are closed and, with respect to a Libor
Loan, "Business Day" means a day with the foregoing characteristics which is also a day on which dealings in US Dollar deposits by and between leading banks in the London interbank market may be conducted;

"Canadian Dollars" and the symbols "Cdn$", "C$" and "$" each means lawful money of Canada;

"Convertible Subordinated Debenture" means the Cdn
$30,000,000 8.5% convertible subordinated debenture due
November 10, 2002 issued by the Borrower;

"Current Ratio" of a person means the ratio of that person's current assets to that person's current liabilities, net of cash on hand;

	SCHEDULE "A" (CONT'D.)




"Equivalent Amount" determines the amount of availability only and means on any date, the amount of Canadian Dollars required to convert from Canadian
Dollars to US Dollars at the rate of 1.35 Canadian
Dollars for 1.00 US$;

The Equivalent amount will be amended by the Bank from time to time to reflect changes in the rate of exchange and such amendments will be advised to the Borrower in writing.

"Event of Default" means each of the events listed in the section entitled "Events of Default";

"GCL Margin Surplus" means the amount, if any, by which the calculated Margin Requirement exceeds actual
Borrowings.

"GAAP" means generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

"Good Accounts Receivable" means US based trade receivables owing to GSC excluding without duplication:

(a)	those outstanding more than 90 days after the
billing date,
(b)	those between GSC and any Affiliate
(c)	those subject to any mortgage, charge, assignment,
lien, security interest or other encumbrance ranking in
priority to or equal to that granted to the Bank
pursuant to this Agreement,
(d)	those subject to any claim or assertion of a right
of set-off on the part of the account debtor to the
extent of such claim or assertion,
(e)	those which would be required to be treated as bad
or doubtful accounts in accordance with GAAP including,
without limitation, those outstanding from entities
which are bankrupt, insolvent or which have suspended
operations, and
(f)	those subject to a contractual right on the part of
the account debtor to refuse payment either in whole or in part;

"Interest Determination Date" means, with respect to a Libor Loan, the date which is 2 Business Days prior to the first day of the Libor Interest Period applicable to such Libor Loan;

"Letter of Credit" or "L/C" each means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower will perform a contractual obligation owed to such third party;

	SCHEDULE "A" (CONT'D.)




"Libor" means, with respect to each Libor Interest
Period applicable to a Libor Loan, the annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent
(1/16th%)), at which the Bank, in accordance with its normal practice, would be prepared to offer to leading banks in the London interbank market for delivery on the first day of such Libor Interest Period and for a period equal to such Libor Interest Period, deposits in US
Dollars of amounts comparable to such Libor Loan to be outstanding during such Libor Interest Period, at or about 10:00 a.m. (Toronto time) on the Interest
Determination Date;

"Libor Interest Date" means, with respect to any Libor
Loan, the last day of each Libor Interest Period and, if the Borrower selects a Libor Interest Period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor
Interest Period as well as the last day of such Libor
Interest Period;

"Libor Interest Period" means, with respect to any Libor
Loan, a period (subject to availability) of approximately 1 month (or longer whole multiples of 1 month to and including 12 months as selected by the Borrower and notified to the Bank) commencing with the date on which such Libor Loan is made, the date on which another method of Borrowing is converted to such Libor
Loan or the last day of the immediately prior Libor
Interest Period;

"Liquid Collateral Security" means the liquid collateral security determined in accordance with Schedule "D";

"Margin Requirement" means the total amount of Borrowings available under this Agreement, which amount may not exceed 75% of Good Accounts Receivable plus the GCL Margin Surplus.

"Material Subsidiary" means any Subsidiary of the Borrower now or hereinafter located in Canada, the United States, the United Kingdom, France or the
Netherlands, as well as any Subsidiary of the Borrower which is identified as being a Material Subsidiary by the Bank in writing to the Borrower from time to time and "Material Subsidiaries" means any such Subsidiaries of the Borrower;

"Maturity Date" means June 30, 1996;

"Potential Preferred Claims" means amounts accrued or owing for wages, vacation pay, employee benefits or pensions, municipal tax, corporate tax, sales tax, Canadian goods and services tax, source deductions and remittances (including income tax, Canada Pension Plan and unemployment insurance obligations), Government royalties, purchase money security interests and any other statutory preferred claims as well as the aggregate of the next three months rent payments for each rental property of the Borrower;

	SCHEDULE "A" (CONT'D.)




"Royal Bank Prime" (in this Agreement, "RBP") means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on Canadian Dollar commercial loans made in Canada;

"Royal Bank Prime Acceptance Fee" (in this Agreement,
"RBPAF") means the annual rate announced by the Bank from time to time as being a reference rate then in effect for determining fees on Canadian Dollar bankers' acceptances accepted by the Bank in Canada;

"Royal Bank US Base Rate" (in this Agreement, "RBUSBR") means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on US Dollar commercial loans made in Canada;

"Subsidiary" of a person means (i) any corporation of which the person and/or any one or more of its Affiliates, holds, directly or beneficially, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors of such corporation, or (ii) a corporation of which such person has through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors of such corporation and "Subsidiaries" of such person mean all such corporations;

"Tangible Net Worth" of a person means its shareholders' equity plus, but not in duplication, the amount of the Convertible Subordinated Debenture less the aggregate of its goodwill, deferred income taxes, deferred software costs (all as defined and set out on the person's audited annual financial statements), and other assets that the Bank deems to be intangible. For the purpose of calculating shareholders' equity, items on the balance sheet of the relevant person under the heading
"foreign exchange translation amount" shall be deemed to be zero;

"Term Period" means the period of time from the date of this Agreement to and including the Maturity Date;

"Total Liabilities" of any person means all liabilities appearing on the balance sheet of that person, net of cash on hand;

"Total Liabilities to Tangible Net Worth Ratio" of a person means the ratio of that person's Total
Liabilities to that person's Tangible Net Worth;

"US Dollars" and "US$" each means lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

	SCHEDULE "B"




Schedule "B" to the Agreement dated as of the 30th day of May, 1995 between Gandalf Technologies Inc. as
Borrower and Royal Bank of Canada as the Bank.

Notice Requirements for Drawdowns and Conversions

              RBP LOANS AND RBUSBR LOANS

Amount:                       Prior Notice;

Under Cdn$ or US$10,000,000   by 12:00 (noon) on
                              the day of drawdown
                              or conversion

Cdn$ or US$10,000,000,        by 12:00 (noon) 1 Business
up to and including the       Day prior to drawdow
Amount                        or conversion

              B/As

Amount                        Prior Notice

Under Cdn$10,000,000          by 12:00 (noon) on the day
                              of drawdown or conversion

Cdn$10,000,000 up to and      by 12:00 (noon) 1 Business
including the Amount          Day prior to drawdown or
                              conversion

              Libor Loans

Amount                        Prior Notice

Under US$10,000,000 or the    by 10:00 a.m. on the
Equivalent Amount in          Interest Determination
Pounds Sterling               Date


US$10,000,000 up to           by 10:00 a.m. 1 Business
and including                 Day prior to the the
Amount or the Equivalent      Determination Date
Amount in Pounds Sterling


	SCHEDULE "C"




Schedule "C" to the Agreement dated as of the 30th day of May, 1995 between Gandalf Technologies Inc. as
Borrower and Royal Bank of Canada as the Bank.


	OFFICER'S COMPLIANCE CERTIFICATE


We, ___________________________________, of the City of
__________________ and the City of
_______________________, respectively in the Province of Ontario, and hereby certify as follows:

1.	That we are the [office] and [office], respectively
of Gandalf Technologies Inc. (the "Borrower")

2.	That we have read the provisions of the letter
agreement (the "Agreement") dated May 30, 1995 between the Borrower and Royal Bank of Canada (the "Bank") which are relevant to this compliance certificate and have made such examination or investigation as is reasonably necessary to enable us to express an informed opinion on the matters contained in this certificate. Terms defined in the Agreement have the same meanings where used in this certificate. As of the date of this certificate:

(a)	the representations and warranties contained in the
Agreement are true and correct;
(b)	no Event of Default or event which would with lapse
of time or the happening of some further condition
constitute an Event of Default has occurred and is
continuing; and
(c)	the covenants contained in the Agreement have not
been breached and during the next fiscal quarter of the Borrower there is no reason to believe that any of such covenants will be breached.

3.	The attached report of aged accounts receivable
owned by Gandalf Systems Corporation as well as similar reports submitted to the Bank within the past fiscal quarter, are complete and accurate in all material respects.

DATED this _______ day of _________________, 19__.


By:	____________________________________

Name/
Title:	____________________________________


By:	____________________________________

Name/
Title:	____________________________________



	SCHEDULE "D"




Schedule "D" to the Agreement dated as of the 30th day of May, 1995 between Gandalf Technologies Inc. as
Borrower and Royal Bank of Canada as the Bank.


	LIQUID COLLATERAL SECURITY


LIQUID COLLATERAL SECURITY         APPLICABLE LOANING
                                   VALUE


(g)	Canada Savings Bonds,          100% of par value
and Savings Bonds redeemable
at par issued by Provincial
Governments; Province of British
Columbia Parity Bonds redeemable
at par and fully guaranteed by the
Province of British Columbia, issued
in the names of Provincial Crown
Corporations.

(h)	Government of Canada or        95% of par value
Government of Canada guaranteed
bonds and Treasury Bills except
as indicated in (a) above.

(c)	Provincial Government or      95% of par value
Provincial 95% of market value
Government guaranteed bonds and
Treasury Bills except as indicated
in (a) above.

(d)	Bankers acceptances or        95% of par value
similar investments effectively
assigned to the Bank.

                                   -------------------
                                   = LIQUID COLLATERAL
                                     SECURITY